PROSPECTUS SUPPLEMENT DATED FEBRUARY 5, 2001 (To Prospectus Dated September 4, 1998)	FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-59069

20,210,129 Shares
EQUITY OFFICE PROPERTIES TRUST
Common Shares of Beneficial Interest

      This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common shares of beneficial interest, $0.01 par value per share, including up to 5,000,000 common shares issuable upon the exercise of 5,000,000 warrants to purchase our common shares and up to 8,756,074 common shares issuable upon the redemption of units of limited partnership interest in EOP Operating Limited Partnership, if an to the extent that such selling shareholders redeem their units and we elect to issue common shares in exchange for these units. This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated September 4, 1998, which is to be delivered with this prospectus supplement. The Selling Holder table, appearing under the heading “Selling Shareholders” beginning on page 4 of the accompanying prospectus, is amended and supplemented by the information included in the table below.

Name of Selling Shareholder	Number of Shares Owned and Offered Hereby

TBF/TBC Associates	792(1)

Thomas B. Foster Associates	100,573(2)

(1)	Includes 480 common shares that may be issued by Equity Office upon the redemption of units and 312 common shares that may be issued by Equity Office upon the exercise of warrants to purchase common shares.

(2)	Includes 60,943 common shares that may be issued by Equity Office upon the redemption of units and 39,630 common shares that may be issued by Equity Office upon the exercise of warrants to purchase common shares.